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                                                                   EXHIBIT 23.4



                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
    Cumulus Media Inc.

We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 1 to Form S-3 Registration Statement of Cumulus Media Inc. and to the incorporation by reference of our report dated February 11, 2002, with respect to the consolidated balance sheets of DBBC, L.L.C. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and changes in members' equity and cash flows for each of the three years in the period ended December 31, 2001.



                               /s/ Kraft Bros., Esstman, Patton & Harrell, PLLC



Nashville, Tennessee
August 2, 2002